Exhibit 10.6

CONSULTING AGREEMENT

Veradigm Inc. (formerly known as Allscripts Healthcare Solutions, Inc.) (“Company”) and Leah Jones (“Contractor”) hereby enter into this Consulting Agreement (“Agreement”) effective as of the 7th day of December, 2023 (“Effective Date”) for good and valuable consideration and mutually agree as follows:

1. Consulting Period. Subject to the terms of this Agreement, Contractor shall provide Consulting Services (as defined in Section 2 below) to Company as an independent contractor for six (6) months following the Effective Date (the “Initial Term”). The Initial Term shall automatically extend for an additional six-month period (the “Extension Term”), unless any party provides written notice of its desire to not renew the Initial Term within thirty (30) days of the expiration date of the Initial Term. The Initial Term and the Extension Term, if any, is the “Consulting Period”. Contractor shall promptly inform the Company’s General Counsel of any other engagements that she performs or enters into for any other entity during the Consulting Period. During the Consulting Period, Contractor shall not perform services for or enter into an engagement with any entity that competes with Company or that could create a conflict of interest for Contractor without Company’s express prior consent.

2. Consulting Services. During the Consulting Period, Contractor will provide consulting services to Company exclusively with respect to the following: subject matter expertise on the electronic health records business, including with respect to new product offerings; strategic planning, including identifying risks and developing risk assessments relating to implementation and migration of next generation electronic health records; M&A activities, including conducting due diligence and analysis on potential target businesses; assessing and developing strategic plans relating to the integration of target businesses into the Company; and performing such other services as Company may request from time to time, provided that such services shall be related to Contractor’s abilities with respect to business development, strategic planning, potential acquisitions and related integrations, and potential divestitures (collectively, the “Consulting Services”). During the Consulting Period, Contractor will report directly to the Company’s Interim Chief Executive Officer or such other person to be designated by the Board in its sole discretion. Contractor shall perform all Consulting Services diligently, in the best interests of Company and to the best of her professional ability and judgment. Contractor shall not enter into any agreement or other obligations on behalf of Company. Contractor acknowledges and agrees that Contractor is an independent contractor of Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Contractor and Company or any of their affiliates for any purpose.

3. Consulting Compensation.

(a) Company will pay Contractor a consulting fee during the Consulting Period at the rate of $10,000 per week (pro-rated for any partial week during the Consulting Period) (the “Consulting Fee”). The Consulting Fee shall be payable monthly without any deductions or withholdings. Contractor acknowledges and agrees that she is performing Consulting Services for Company solely as an independent contractor, she will not be considered a Company employee for any purpose, and she hereby waives participation in and shall not receive any employee benefits.

(b) Each of Contractor’s outstanding equity compensation awards granted under any of Company’s long-term equity incentive plans (the “Equity Awards”) will remain outstanding and will continue to vest during the Consulting Period in accordance with the terms of the applicable award agreements, and for purposes of such awards Contractor shall be deemed to have terminated her continuous service with Company as of the last day of the Consulting Period, at which time any then-unvested portion of the Equity Awards will be forfeited (subject to Section 4(b) below).

(c) Subject to Contractor continuing to perform Consulting Services through the end of the Initial Term (subject to Section 4(b) below), Company will pay Contractor a $100,000 payment (the “Success Fee”) within 30 days following the end of the Initial Term.

(d) The Consultant shall be reimbursed for any travel and out-of-pocket expenses incurred in connection with her provision of the Consulting Services, subject to Company’s applicable expense reimbursement policies as in effect from time to time.

4. Termination.

(a) Notwithstanding any other provision of this Agreement, Company may immediately terminate the Consulting Period and Contractor’s Consulting Services if Contractor breaches this Agreement or engages in any conduct that she knows or should know will or could materially harm the business or reputation of Company, in which case Company will pay the Consulting Fee for the period through the termination date of the Consulting Period, and no other amount.

(b) In addition, Company may terminate this Agreement and the Consulting Period for any or no reason upon thirty (30) days’ advanced written notice to Contractor. If Company terminates the Consulting Services prior to the expiration of the Initial Term pursuant to this Section 4(b) because Contractor has accepted another engagement (without the consent of the Company) or during any Extension Term (if any) for any or no reason other than a termination under Section 4(a) above, then such Initial Term or Extension Term (as applicable) shall terminate on the thirtieth (30th) day following the date of Company’s notice to Contractor and Company will pay the Consulting Fee for the period through the termination of the Consulting Period. If Company terminates the Consulting Services prior to the expiration of the Initial Term pursuant to this Section 4(b) for any other reason not addressed in the preceding sentence or in Section 4(a), then provided Contractor timely executes and returns to Company an effective general release of all known and unknown claims in a termination agreement acceptable to Company, (i) Company will pay Contractor an amount equal to Consulting Fee that would have been earned during the remaining period in such Initial Term plus the Success Fee, to the extent not yet paid (which amount will be payable with 30 days of such termination) and (ii) any then-unvested Equity Awards that were scheduled to vest during the Initial Term will immediately vest in full and will be settled within 30 days of such termination in accordance with the terms of the applicable award agreement(s); provided, however, that any Equity Awards that are subject to performance-based vesting conditions will remain subject to such vesting conditions and, upon satisfaction of such vesting condition, will vest based on the level of performance achieved and will be settled in accordance with the terms of the applicable award agreement(s). Upon termination of the Consulting Period for any reason, any portion of the Equity Awards that remain unvested after application of the preceding sentence will be forfeited.

5. Acknowledgement and Indemnification. Contractor acknowledges and agrees that she is and shall be solely responsible for the payment of any and all applicable federal, state, local, and other taxes relating to any Consulting Fees or other amounts or rights granted to Contractor under this Agreement. Contractor further agrees to indemnify, defend, and hold harmless Company and the other Indemnified Parties (as defined below) for and against any and all federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys’ fees) incurred by any of the Indemnified Parties relating in any way to any Consulting Fee or other rights granted under this Agreement. The term “Indemnified Parties” as used in this Agreement includes: (i) the Company and its past, present, and future affiliates, partnerships and other related entities (whether or not wholly owned); (ii) each of their respective past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, associates, agents, representatives, employees, and attorneys; and (iii) the predecessors, successors, and assigns of each of the foregoing.

6. Nondisclosure and Nonuse. Except as required by law, Contractor will not at any time during or after the Consulting Period directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” as used herein includes but is not limited to confidential or proprietary information regarding: Company’s sales, marketing, and business plans and strategies (including without limitation Company’s intent to market a particular product or service and the attendant marketing plan); Company’s actual and prospective client lists and pricing information; trade secrets; the terms of any contracts entered into by Company; the capabilities, technical descriptions and source code relating to Company’s released or unreleased software or hardware products or services; any information disclosed to Contractor that is either marked “confidential” or “proprietary” or that, if disclosed without such a marking or disclosed orally, is disclosed in a context that suggests that such information is Confidential Information; and other secret or confidential operational, management, manufacturing, personnel, financial, accounting, marketing or tax information relating to the business or operations of Company. “Confidential Information” does not include information that lawfully and properly becomes publicly known outside of Company, other than through a breach by Contractor or another person of this Agreement or some other obligation. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Contractor from confidentially or otherwise communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful practices; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony or statements to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); requesting or receiving confidential legal advice (at such party’s own expense); or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

7. Return of Property. Upon the termination of the Consulting Period or demand of Company, Contractor shall immediately return all property of Company and its clients, except as otherwise mutually agreed to in writing.

8. Assignment. Company may assign this Agreement to any parent, affiliate, or subsidiary of Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of Company. Contractor may not assign any of her rights or obligations under this Agreement, except that Company consents to a one-time assignment of this Agreement by Contractor to a limited liability company established by Contractor for purposes of providing services under this Agreement and in which Contractor and/or her spouse are the sole members. In such case, Contractor agrees that she will execute any amendment necessary to clarify her obligations under this Agreement.

9. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing herein shall limit or release Contractor from any obligations relating non-disclosure, intellectual property, non-competition, or non-solicitation that Contractor has to Company or any of its affiliates.

10. Governing Law, Headings, Amendment and Waiver. This Agreement shall be governed by Illinois law. The Section headings used herein are for convenience only and are not to be considered in interpreting this Agreement. This Agreement may be modified only in writing signed by both parties, and a party’s failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.

11. Modification and Severability. If any restriction(s) in Sections 6 are found unenforceable by a court of competent jurisdiction, the parties agree that any such restriction(s) may be modified or limited so that it may then be enforced to the fullest extent possible. The provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable (after any modification or limitation under the foregoing).

THE PARTIES STATE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND INTEND TO BE BOUND THERETO:

LEAH JONES		VERADIGM INC.

	By:	/s/ Dave B. Stevens
/s/ Leah Jones		Dave B. Stevens
Date: December 6, 2023		Title: Chair of the Compensation Committee
Date: December 6, 2023